AGREEMENT

THIS AGREEMENT is executed effective the ____ day of June, 2010, between and among GROK SOFTWARE, INC., a Delaware corporation, (“GROK”), FUTURE NOW GROUP, INC., a Nevada corporation (“FUTR”), FUTURE NOW, INC., a Delaware corporation (“FNI”), INTELLECTUAL PROPERTY LICENSING GROUP, INC., a Delaware corporation ("IPLG"), ELEMENTAL BUSINESS, INC., a Utah corporation (“EBI”), FUTURE NOW CONSULTING, INC., a Delaware corporation (“FNC” and together with GROK, FUTR, FNI, IPLG and EBI, individually and collectively, jointly and severally, the “Borrower”) with offices at 80 Mountain Laurel Road, Fairfield, CT 06824 and PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD (“POOF” or the “Lender”).”

R E C I T A L S:

WHEREAS, on or about October 30, 2007,  FUTR issued a Secured Convertible Debenture in the original principal amount of (i) $1,666,667 to POOF and (ii) $333,333 to Professional Traders Fund (which debenture was assigned to POOF contemporaneously with this Agreement) (collectively, the “Debenture”), which Debenture was secured by, amongst other things, that certain Security Agreement dated October 30, 2007, executed by FUTR in favor of Lender (“Security Agreement”). The Debenture, the Security Agreement and any related loan documents may be referred to collectively as the Loan Documents.

WHEREAS, FUTR is in default under the Security Agreement and the Debenture.  The aforesaid default consists of FUTR's failure to make certain payments to Lender when due and FUTR's failure to repay the indebtedness evidenced by the Debenture following Lender's acceleration thereof as set forth in more detail in Lender’s prior letter to Debtor dated April 8, 2009.

WHEREAS, contemporaneously with this Agreement, Lender intends to foreclose on the following personal property collateral and retain in partial satisfaction ($100,000) of the Debenture of (i) 5,448,021 shares of capital stock issued by Future Now, Inc., a Delaware corporation (“FNI”), in the name of Future Now Group, Inc., a Nevada corporation, represented by certificate no. 23 (the “FNI Stock”) and which FNI Stock represents 100% of the issued and outstanding shares of FNI; (ii)  27,533 shares of capital stock issued by Elemental Business, Inc., a Utah corporation (“EBI”), in the name of Future Now Group, Inc., a Nevada corporation, represented by certificate no. 18 (the “EBI Stock”) and which EBI Stock represents 100% of the issued and outstanding shares of EBI; (iii) 36,681,883 shares of capital stock issued by Future Now Group, Inc., in the name of Eisenberg Holdings, LLC and pledged to Lender under that certain pledge agreement dated October 30, 2007 (the “FUTR Stock”) and (iv) that certain demand note in the amount of $1,083,587 made by FNI in favor of Future Now Group, Inc.  (the “FNI Loans”, together with the FNI Stock,  the EBI Stock and the FUTR Stock, the “Foreclosed Collateral”).

WHEREAS, after the foreclosure in the preceding paragraph on the Foreclosed Collateral, the outstanding amount of the Debenture (including all accrued and unpaid interest) shall be $1,800,000;

WHEREAS, the above described Debenture, together with all interest, penalties and fees incurred in connection therewith, is referred to hereafter as the “Prior Debt” and all loan agreements, notes, security agreements, guaranties, mortgages and other documents executed in connection with the Prior Debt are hereafter referred to as the “Prior Loan Documents.”

NOW, THEREFORE, in consideration of the mutual agreements between the parties, it is agreed as follows:

1.           RESTRUCTURE AND NEW LENDING.  Pursuant to this Agreement, the parties agree to a complete restructuring of the Prior Debt, all to be effectuated through the issuance of amended and restated instruments, new instruments and common stock.  This Agreement together with all notes, security agreements, mortgages, guaranties, securities and other documents and instruments executed to effectuate this Agreement shall be referred to hereafter as the “Restructure Documents.”

2.           CLOSING.  Subject to all of the terms and conditions set forth in this Agreement being satisfied, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Lender’s counsel on such date, at such place and at such time (the “Closing Date”) within two (2) business days after the satisfaction or waiver of the last of the conditions set forth in Section 7 and hereof as shall be determined by the mutual consent of the parties hereto.

3.           DEBENTURE.  In accordance with this Agreement, the Debenture shall be amended and restated as set forth below.

3.1.
Amended & Restated Note.  At Closing, Borrower will sign an amended and restated note in form and substance and payable on the terms approved by Lender (the “Amended and Restated Note”) in the amount of $1,800,000.  The amended and restated note shall amend and restate the Debenture.  Interest will accrue from the Closing and will be paid at the Maturity Date.  Beginning December 31, 2010,  Borrower will make mandatory prepayments of the Amended and Restated Note each quarter from Excess Cash Flow (as defined in Section 17 of the Note).  The Amended and Restated Note shall mature and become due 48 months after closing, at which time, Borrower will make a balloon payment of the entire outstanding principal balance together with all accrued interest and other charges, if any.  The Amended and Restated Note will be secured by a first priority security interest covering all existing and future assets of Borrower, including but not limited to, accounts receivable, inventory, equipment, and intangibles.

3.2.
Interest.  Interest on the Amended and Restated Note will accrue at the rate of 15% per annum.  All interest on the Amended and Restated Note will be calculated for the actual number of days elapsed at a per diem charge based on a year consisting of 360 days.

3.3.
Prepayment.  The Amended and Restated Note shall be subject to mandatory prepayment as follows:  (A) the outstanding principal amount of the Loan shall be immediately prepaid by an amount equal to 100% of all Net Cash Proceeds (as defined in Section 17 of the Note); and (B) beginning December 31, 2010, the outstanding principal amount of the Loan shall be immediately prepaid by an amount equal to the Excess Cash Flow (as defined in Section 17 of the Note), within forty-five (45) days after the end of such fiscal quarter.  Amounts prepaid hereunder shall be applied first to the outstanding principal amount of the Amended and Restated Note.

4.           COLLATERAL SECURITY.  The performance of all covenants and agreements contained in this Agreement and in the other documents executed or delivered as a part of this transaction and the payment of the notes and all renewals, amendments and modifications thereof shall be secured by the following, which shall be delivered at the Closing:

4.1.	Security Agreement. Borrower will grant to the Lender a security interest covering the following:

4.1.1.
Accounts.  All of Borrower’s accounts and contracts receivable of any kind whether now existing or hereafter arising (herein called the “Accounts”); all chattel papers, documents and instruments relating to the Accounts; and all rights now or hereafter existing in and to all security agreements, leases, and other contracts securing or otherwise relating to any Accounts or any such chattel papers, documents and instruments;

4.1.2.
Furniture, Fixtures, and Equipment.  All of Borower’s furniture, fixtures and equipment in all of its forms whether now owned or hereafter acquired and wherever located (herein called the “Equipment”); all parts thereof and all accessions or additions thereto, whether now owned or hereafter acquired;

4.1.3.
General Intangibles.  All of Borrower’s general intangibles of any kind whether now existing or hereafter arising (herein called the “General Intangibles”); all chattel papers, documents and instruments relating to the General Intangibles; and all rights now or hereafter existing in and to all security agreements, leases, licenses, permits, patents, distribution agreements and contracts securing or otherwise relating to any General Intangibles or any such chattel papers, documents and instruments and all of Borrower’s lien rights against other persons whether statutory, contractual, or by common law with respect to the leases, Inventory or other collateral described in this Agreement;

4.1.4.
Inventory.  All of Borrower’s inventory in all of its forms whether now owned or hereafter acquired and wherever located (herein called the “Inventory”), and all accessions or additions thereto and products thereof, whether now owned or hereafter acquired;

4.1.5.
Other.  Without in any way limiting or modifying the foregoing in any respect, all of Borrower’s goods, chattels, business records, contracts, contract rights, advertising agreements, tax refunds, documents of title, fixtures, insurance policies and proceeds, patents, trademarks, service marks, logos, trade names, copyrights and applications therefor, licenses, licensing fees, permits, approvals, consents, certificates, stock, surveys, engineering reports, tools, landscaping, machinery, furniture, furnishing, business machines, appliances, vehicles, trailers, rolling stock, deposits, security deposits, money, securities, claims, demands, causes of action, refunds, rebates, income and all other tangible and intangible real, personal or mixed property whether now owned or hereafter acquired;

4.1.6.	Additional Property. Any additional Property from time to time delivered to or deposited with the Lender as security pursuant to the terms of this Agreement; and

4.1.7.	Proceeds. All proceeds, products, additions to, replacements of, substitutions for, and accessions of any and all Property described above.

The property described in this section shall be referred to hereafter as the “Collateral.”

5.           PLEDGE AGREEMENT.  GROK and any other Borrower will pledge all of their equity interests held by them in any other entity Borrower, including without limitation, the FNI Stock and the EBI Stock being contributed by Lender to GROK pursuant to Section 6 below.

6.           CONTRIBUTION OF COLLATERAL FOR PREFERRED STOCK.  At  the Closing, Lender will contribute the FNI Stock, the EBI Stock and the FNI Loans  to GROK in exchange for 1 share of GROK’s Series A Convertible Preferred Stock (“Series A Preferred”), the terms of which are  attached hereto as Exhibit A.

6.1.
Number of Conversion Shares.  The Series A Preferred is convertible into that shares of GROK’s common stock, par value $0.001 per shares (“Common Stock”) as follows:  (i) 12.5% of Common Stock if the Amended and Restated Note if repaid in full on or before March 31, 2011; . (ii) 15% of Common Stock if the Amended and Restated Note if repaid in full on or before March 31, 2012; (i) .20% of Common Stock if the Amended and Restated Note if repaid in full anytime after March 31, 2012 (the “Conversion Shares”).

6.2.
Taxes. The issuance of certificates for the Conversion Shares shall be made without charge to the Lender for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate.

7.           CONDITIONS OF CLOSING.  The obligations of Lender to perform this Agreement and consummate the transactions contemplated hereby, is subject to the performance by Borrower of each of the following conditions precedent:

7.1.
Restructure Documents.  The Restructure Documents and all other instruments and documents incidental to the transactions contemplated hereby shall have been duly executed, acknowledged (where appropriate), and delivered to Lender by Borrower, all in form and substance satisfactory to Lender.

7.2.
Bridge Note Holders.  Each of those certain note holders set forth on Schedule 7.2 attached hereto have executed release agreements releasing FUTR from any and all liability thereunder, in form and substance satisfactory to Lender.

7.3.
Prohibitive Orders.  No order, writ or injunction of any court or administrative agency is in effect or is being sought prohibiting the transactions contemplated by this Agreement or the other Restructure Documents.

7.4.
Authority. The Lender shall have received a certificate of incorporation, certificate of good standing, a certified copy of the bylaws and certified copies of corporate resolutions and other documents reasonably required to authorize the execution, delivery and performance of the Restructure Documents by each Borrower, all in form and substance satisfactory to the Lender.

7.5.
Representations and Warranties. The representations and warranties set forth in this Agreement shall be true and correct on and as of Closing, the initial advance, and each additional advance with the same effect as if such representations and             warranties had been made on and as of such date and there shall have occurred.

7.6.
No Default. There shall not exist any Event of Default under this Agreement or any event which, with the giving of notice or the lapse of time (or both) would become an Event of Default thereunder; and

7.7.	Deliveries. Borrower shall have delivered the following to the Lender:

7.7.1.	Note. The Amended and Restated Note;

7.7.2.	Preferred Stock. The Series A Preferred Stock;

7.7.3.
Security Agreements. A security agreement and a pledge agreement duly executed by each Borrower, in form and substance  satisfactory to the Lender, granting the Lender a security interest in the Collateral;

7.7.4.	Resolutions. Copies of resolutions of the board of directors of each Borrower authorizing the execution, delivery and performance of the Restructure Documents by each Borrower

7.7.5.	Incorporation Documents. Each Borrower shall deliver to Lender copies of its articles/certificate of incorporation (certified by the Secretary of State of its jurisdiction of incorporation and bylaws;

7.7.6.	Good Standing Certificates. Each Borrower shall deliver to Lender a good standing certificate from its jurisdiction of incorporation, dated within 5 days of the Closing;

7.7.7.	Release from Bridge Note Holders. Borrower shall have delivered to Lender executed copies of the release agreements referred to in Section 7.2 above.

7.7.8.
Schedules. All collateral schedules, financing statements, security interest, subordination agreements, releases and termination statements which the Lender may request to assure the creation, perfection and priority of the security interests created by the security agreement; and

7.7.9.	UCC Financing Statements. UCC financing statements describing the collateral securing the repayment of the indebtedness and UCC financing statements for each Borrower.

8.           REPRESENTATIONS AND WARRANTIES.  To induce the Lender to enter into this Agreement, each Borrower jointly and severally represent and warrant to the Lender that:

8.1.
Existence and Power.  Each Borrower is and will continue to be  corporations duly formed and validly existing in good standing under the laws of their respective states of organization  and are authorized and qualified to do business in each state where, because of the nature of the activities or assets, such qualification is required, except those states where failure to so qualify will not have a material adverse effect; each Borrower has adequate power, authority, and legal right to own, operate and hold the Collateral; each Borrower is duly authorized, qualified and licensed under all applicable laws, regulations, ordinances or orders of public authorities to carry on their business in the operation and ownership of the Collateral; each Borrower has adequate authority, power and legal right to enter into, execute, deliver and perform the terms of the Restructure Documents, to borrow money and to give security for borrowings as contemplated by the Restructure Documents and to consummate the transactions contemplated thereby, and in doing so, no Borrower will violate any law or the provisions of any articles, charter or bylaws or any other agreement or instrument binding upon such Borrower or the Collateral.  The Restructure Documents, upon their execution and delivery, will constitute valid, legal and binding Indebtedness of each Borrower, enforceable in accordance with their terms, subject only to applicable bankruptcy, insolvency or similar laws generally affecting the enforcement of creditor’s rights.

8.2.	No Usury. The transaction evidenced by this Agreement does not violate any usury law or other law relating to the payment of interest on loans.

8.3.
Regulatory Compliance.  The authorization, execution, delivery, and performance of this Agreement and each and every Restructure Document are not and will not be subject to the jurisdiction, approval or consent of, or to any requirement of registration with or notification to, any federal, state or local regulatory body or administrative agency, and any notice filings under federal and state securities laws;

8.4.
Financial Statements.  Financial statements furnished to the Lender by Borrower were prepared in accordance with generally accepted accounting principles consistently applied, except as expressly therein set forth.  They present fairly the financial condition of Borrower as of the dates thereof.  The annual reports disclose fully all liabilities of Borrower whether or not contingent, with respect to any pension plan.  Since the date of the most recent financial statement, there has been no material adverse change in the financial condition of Borrower other than as disclosed to the Lender;

8.5.	Liabilities. No Borrower has any material liabilities, direct or contingent, except those to Lender and those disclosed to the Lender;

8.6.
Full Disclosure.  Neither this Agreement, the other Restructure Documents nor any statement or documents referred to herein or delivered to the Lender by any Borrower, or any other party on their behalf contains any untrue statement or omits to state a material fact necessary to make the statements herein or therein not misleading;

8.7.
Litigation.  Except as disclosed in writing to the Lender, there is no action, suit proceeding or investigation pending, or threatened against any Borrower which, if adversely determined, would adversely affect any Borrower or impair the ability of Borrower to carry on their businesses substantially as now conducted or contemplated or result in any substantial liability not adequately covered by insurance;

8.8.
No Default.  The making and performance by each Borrower of this Agreement will not violate any provision or constitute a default under any indenture, agreement, or instrument to which such Borrower may be a party or by which Borrower or any of the Collateral is bound or affected;

8.9.	Ownership of Collateral. Borrower has good and marketable title to the Collateral;

8.10.	No Encumbrances. All assets of Borrower are free and clear of all liens, security interests, and encumbrances, except those specifically permitted by Lender;

8.11.
Priority. When the financing statements delivered pursuant to this Agreement are filed in the proper offices where Borrower is incorporated, the Lender will have a valid and perfected first security interest in the Collateral described in the Security Agreement, subject to no prior security interest, assignment, lien or encumbrance except interests, if any, specifically approved by the Lender in writing;

8.12.
Pledge Agreement.  The FNI Stock and the EBI Stock represent 100% of the issued and outstanding stock of FNI and EBI, respectively and are duly and validly issued and are full paid and non-assessable shares of FNI and EBI.   When deposited with Lender pursuant to the Pledge Agreement, the FNI Stock and the EBI Stock (the “Pledged Securities”) will be duly and validly pledged in accordance with applicable law, and Borrower warrants, covenants and agrees to defend Lender’s right and title in and to the Pledged Securities against the claims and demands of all persons and entities.  Borrower is the sole legal and equitable owner of, and has good title to tall of the Pledged Securities, free and clear of all claims, security interests, mortgages, pledges, liens and other encumbrances of every nature whatsoever, but subject to any restrictions imposed by the securities laws, except in favor of Lender.  The security interest described in the Pledge Agreement represents a valid first lien on and security interest in the Pledged Securities superior and prior to the rights of all third persons or entities.

8.13.
Permits.  Each Borrower has, or will obtain, all governmental and private permits, certificates, consents and franchises which are material to the business, property, assets, operations or condition, financial or otherwise, of such Borrower to carry on their businesses as now being conducted.  All such governmental and private permits, certificates, consents and franchises are, or will be, valid and subsisting, and there is no existing violation thereof;

8.14.
Taxes.  Except as disclosed to the Lender, each Borrower has filed all foreign, federal, state and local tax returns which are required to be filed and have paid or made provisions for payment of all taxes which have or may become due pursuant to said returns or pursuant to any assessment.  No Borrower knows of any basis for the assessment of any deficiency taxes;

8.15.
Location of Business Records.  Each Borrower will give the Lender written notice of each location of such Borrower at which inventory and records of any such Borrower pertaining to Collateral are kept.  Except as such notice is given, all records of Borrower pertaining to the Collateral are and will continue to be kept at Borrower’s addresses as they appear in this Agreement, or at such other address as Borrower designate for such purpose in a written notice to the Lender.

8.16.	ERISA. Each qualified retirement plan of each Borrower presently conforms and is administered in a manner consistent with the Employee Retirement Income Security Act of 1974.

8.17.
Survival of Representations.  All representations and warranties made by each Borrower herein will survive the Closing, and any investigation at any time made by or on behalf of the Lender will not diminish the Lender’s right to rely thereon.  All statements contained in any certificate or other instrument delivered by or on behalf of a Borrower under or pursuant to this Agreement or in connection with the transactions contemplated hereby will constitute representations and warranties made by each Borrower hereunder.

9.           AFFIRMATIVE COVENANTS.  Until payment in full of the Amended and Restated Note, each Borrower jointly and severally agree that, unless the Lender otherwise consents in writing, each Borrower will perform or cause to be performed the following agreements:

9.1.
Performance of Obligations.  Each Borrower will promptly and punctually perform all of the obligations hereunder and under the Restructure Documents, and under all other instruments executed or delivered pursuant thereto;

9.2.	Maintenance of Collateral. Maintain their properly in good working order and condition; make all needful and proper repairs, replacements, additions and improvements thereto.

9.3.	Equipment Appraisal Updates. Equipment appraisal update inspections will be performed every six months.

9.4.
Financial Reports and Condition.   Borrower will furnish or cause to be furnished to the Lender, prepared in accordance with generally accepted accounting principles, and certified as to truth and accuracy by either the chief executive officer or chief financial officer of each  Borrower, the following:

9.4.1.	Quarterly Financial Statements. Borrower will deliver quarterly financial statements of at least compiled quality by the 45th day following the end of each quarter.

9.4.2.	Annual Financial Statements. Borrower will furnish to the Lender their audited annual financial statement on or before April 15th of each year.

9.5.
Other Information.  At the Lender’s request from time to time, a Borrower will provide the Lender with such other information as the Lender may reasonably request regarding the business affairs or financial condition of such Borrower, and each Borrower will provide access to the Lender at all reasonable times to all agreements, purchase and sale contracts, maintenance agreements, and all other documents and information relating to the Collateral.

9.6.
Taxes.  All taxes which hereafter become due and assessments, governmental charges and levies which are hereafter imposed on any Borrower or their respective assets, income and profits will be paid prior to the date on which penalties attach thereto; provided that a Borrower will not be required to pay any such charge which is being contested in good faith by proper proceedings as to which adequate reserves have been established.

9.7.
Tax on Indebtedness.  Each Borrower hereby agrees to pay any and all taxes which may be levied or assessed directly or indirectly on the notes or any of the Restructure Documents, or the debt secured thereby, without regard to any law which may be hereafter enacted imposing payment of the whole or any part thereof upon the Lender, its successors or assigns; and, upon violation of this Agreement, or upon the rendering by any court of competent jurisdiction of a decision that such an agreement by a Borrower is legally inoperative, or if the rate of said tax, when added to the rate of interest provided for in the Note, shall exceed the then legal rate of interest, then, and in any such event, the debt hereby secured, without deduction, shall, at the option of the Lender, become immediately due and payable, anything contained in the Restructure Documents notwithstanding; provided that any Borrower’s obligation to pay such taxes shall exclude United States franchise taxes and United States taxes imposed on or measured by Lender’s net income or net receipts;

9.8.
Access.  Each Borrower shall permit any officer, employee, attorney, or accountant for the Lender or for any participant designated by the Lender, to inspect the Collateral or to review, make extracts from, or copy any and all of its corporate and financial books, records and properties of any Borrower at all times during ordinary business hours.

9.9.
Title; Pledge.  Each Borrower agrees to grant to the Lender first perfected security interests covering all or any part of the Collateral.  Each Borrower will maintain and defend good and marketable title to the Collateral free and clear of all claims, liens or encumbrances except those in favor of the Lender.

9.10.
Qualification; Licenses.  Each Borrower will take such actions or cause such actions to be taken as might be required to maintain such Borrower’s corporate existence and all governmental and private permits, licenses and authorities of any Borrower necessary or desirable to the continuation of their businesses and will comply with all statutes and governmental regulations.

9.11.
Notices.  Each Borrower will promptly give written notice to the Lender of:  (a) any litigation commenced against or affecting a Borrower, or the Collateral; (b) any dispute which exists between any Borrower and any governmental regulatory body or law enforcement authority relating to any federal or state laws that could reasonably be expected to have a material adverse effect on (i) the financial condition or results of operations of any Borrower, or (ii) the ability of any Borrower to perform their obligations hereunder or under any other Restructure Documents; (c) any event of Default; (d) any change in the senior management of a Borrower regardless of the reason for such change (i.e. action by stockholders, board of directors, death or retirement); and (e) any other matter which has resulted or could be expected to result in a material adverse change in (i) the financial condition or results of operations of any Borrower or (ii) the ability of any Borrower to perform under this Agreement or any of the Restructure Documents.

9.12.
Additional Documents.  At any time and from time to time, upon written request of the Lender, each Borrower agrees to furnish any additional information and to execute any and all additional documents, not inconsistent with the provisions of this Agreement, which may be required by the Lender in connection with or pursuant to any provision set forth in this Agreement or the Restructure Documents;

9.13.
Compliance with Applicable Law.  Each Borrower will continuously comply with all applicable regulations, rules, ordinances or orders of the United States of America, any state, or any other jurisdiction, or of any agency of federal state and local taxing authority or other agency which might materially and adversely affect the business, operations or financial condition of Borrower;

9.14.	Books and Records. Each Borrower will keep and maintain accurate books and records in accordance with sound accounting practices consistently applied;

9.15.	Insurance. Borrower will maintain property, liability, workman’s compensation and other forms of insurance in amounts reasonably designated at any time or from time to time by the Lender;

10.           NEGATIVE COVENANTS.  Until payment in full of the Amended and Restated Note, each Borrower jointly and severally agree that unless the Lender otherwise consents in writing, which consent shall not be unreasonably withheld, no Borrower will perform or permit to be performed any of the following acts:

10.1.	Control. There shall be no change in the executive management of any Borrower without the Lender’s prior written consent.

10.2.
Other Debt.  Shall incur any additional secured debt in excess of $50,000 without prior approval from the Lender; provided however, that Borrower may enter into that certain proposed sales and marketing credit facility of up to $700,000 on substantially the terms attached hereto as Exhibit A.

10.3.
Insider Debt.  Permit funds to be owing to any Borrower by the directors or stockholders of any Borrower, or members of their families, on account of any loan, credit sale or other transaction or event;

10.4.
Contingent Liabilities.  No Borrower will assume, guarantee, endorse or otherwise become contingently liable for the indebtedness of any other person, firm or corporation, except by the endorsement of negotiable instruments for deposit or collection or other similar transactions in the ordinary course of their business;

10.5.	Senior Debt. No Borrower will take or permit to be taken any action which would or might impair the senior position of the Lender under the Restructure Documents;

10.6.
Creation of Liens.   No Borrower shall create, assume or suffer to exist any mortgage, pledge, lien, charge or encumbrance on any of the Collateral excluding only encumbrances to the Lender contemplated by this Agreement, except the security interests created by the Security Agreement, liens for taxes or assessments not yet due or contested in good faith by appropriate proceedings, security interests approved by the Lender in writing, at its sole discretion, and other liens, charges and encumbrances incidental to the conduct of their business or the ownership of their property which were not incurred in connection with the borrowing of money or the purchase of property on credit and which do not in the aggregate materially detract from the value of their property or materially impair the use thereof in their business;

10.7.
Disposition of Collateral.   No Borrower shall sell, convey, assign, transfer or otherwise dispose of any of the Collateral or any other assets of Borrower except for the use of inventory in the ordinary course of business;

10.8.
Liquidation or Merger.   No Borrower shall liquidate, dissolve, or enter into any consolidation, merger, sale of substantially all of its assets, or other business combination, and no Borrower shall discontinue or substantially alter the normal operation of their respective businesses.

10.9.
Distribution.  (a) Declare or pay any dividends, stock bonuses or any other distributions to any stockholder or any other person; or (b) authorize or make any other distribution to any stockholder, subsidiary, affiliate or person of any of the assets or business of a Borrower;

10.10.	Stock Redemption. Purchase, acquire, redeem, retire or call or make any commitment to purchase, acquire, redeem, retire or call any of the capital stock or other equity instruments of any Borrower;

10.11.	Excessive Compensation. Pay excessive or unreasonable salaries, bonuses, fees, commissions or other compensation;

10.12.
Investments.  Purchase stock or securities of, extend credit to or make investments in, become liable as surety for, or guarantee or endorse any obligation of, any person, firm or corporation, except direct obligations of the United States and commercial lender deposits;

10.13.
Purchase of Property.   Acquire equipment valued in excess of $50,000 without prior Lender approval.  Acquisition includes every means of acquiring new equipment including capital leases, true leases or any other arrangement.

10.14.	Default. Permit any default or event of default to occur under any note, loan agreement, lease, mortgage, contract for deed, security agreement or other contractual obligation binding upon a Borrower;

10.15.	Other Agreements. Neither Enter into any agreement that limits or restricts the ability of any Borrower to comply with the terms of the Restructure Documents.

11.           EVENTS OF DEFAULT.  Unless consented to by the Lender, the occurrence of any of the following events will constitute a “Default” under the Restructure Documents:

11.1.	Nonpayment of Note. Default in payment when due of any interest or principal of any of the notes when and such failure shall continue for five (5) calendar days.

11.2.	Other Nonpayment. Default in payment when due of any other indebtedness payable to the Lender under the terms of the Restructure Documents and such failure shall continue for five (5) calendar days;

11.3.
Breach of Agreement.  Default by any Borrower in the performance or observance of any covenant contained in the Restructure Documents or under the terms of any other instrument delivered to the Lender in connection with any of the Restructure Documents when such failure continues for a period of ten (10) calendar days;

11.4.
Representations and Warranties.  Any representation, statement, certificate, schedule or report made or furnished to the Lender on behalf of a Borrower proves to be false or erroneous in any material respect at the time of the making thereof or any warranty ceases to be complied with in any material respect;

11.5.
Default on Substantial Obligations.  A Borrower shall fail to pay when due any substantial liability or liabilities owed to persons other than the Lender; or the maturity of any such liability or liabilities shall be accelerated; or any breach, default or event of default shall occur under any indenture, loan agreement, note or agreement pertaining to any such liability, entitling a creditor or representative of creditors of Borrower, acting with or without the consent or concurrence of other creditors and with or without notice or a period of grace, to accelerate the maturity of or demand payment of any such liability, whether such breach, default or event of default is waived by the creditor so entitled. “Substantial” for these purposes, means in excess of Twenty-Five Thousand and No/100 Dollars ($25,000);

11.6.	Insolvency. The making of an assignment for the benefit of the creditors of any Borrower;

11.7.
Bankruptcy.  The institution of bankruptcy, reorganization, liquidation or receivership proceedings by or against any Borrower under the Bankruptcy Code, as amended, or under any other laws, whether state or federal, for the relief of a Borrower, now or hereafter existing;

11.8.
Receivership.  The appointment of a receiver or trustee for any Borrower or for any substantial part of the Collateral, or the discontinuance of business or a material adverse change in the nature of the business of any Borrower or in the financial condition of any Borrower

11.9.
Benefit Plan Insecurity.  Any event or reportable event which the Lender in good faith determines to constitute potential grounds for the termination of any employee benefit plan or other plan maintained for employees of any Borrower, or for the appointment of a trustee to administer any such plan, shall have occurred and be continuing thirty (30) calendar days after written notice to such effect shall have been given by the Lender to any Borrower; or any such plan shall be terminated, or a trustee shall be appointed to administer any such plan; or the Pension Benefit Guaranty Corporation shall institute proceedings to terminate any such plan or to appoint a trustee to administer any such plan;

11.10.	Judgment. Entry by any court of a final judgment against any Borrower or an attachment of any portion of the Collateral;

11.11.	Termination of Corporate Existence. The cessation by any Borrower to be a validly existing corporation under the laws of their respective states of organization; or

11.12.	Failure of Liens. Failure of the Lender’s security interests covering the Collateral to constitute first and prior liens on any of the Collateral.

12.           REMEDIES.  On the occurrence of an event of Default which has not been timely cured, the Lender may terminate all Indebtedness of the Lender under the Restructure Documents, including, without limitation, any obligation to make advances under the Revolving Note, and may exercise any one or more of the following options:

12.1.
Acceleration.  The Lender may declare the Indebtedness evidenced to be immediately due and payable, and the same shall thereupon be immediately due and payable, without notice or presentment or other demand, and the Lender thereupon may exercise and enforce all rights and remedies available to it to collect the Indebtedness;

12.2.
Selective Enforcement.  In the event the Lender elects to selectively and successively enforce the Lender’s rights under any one or more of the instruments securing payment of the Amended and Restated Note, such action will not be deemed a waiver or discharge of any other lien or encumbrance securing payment of the Amended and Restated Note until such time as the Lender has been paid in full all sums advanced by the Lender;

12.3.
Waiver of Event of Default.  The Lender may, by an instrument in writing signed by the Lender, waive any event of Default that has occurred and any of the consequences of such event of Default; and in such event, the Lender, Borrower will be restored to their respective former positions, rights under the Restructure Documents.  Any event of Default so waived will, for all purposes of this Agreement, be deemed to have been cured and not to be continuing, but no such waiver will extend to any subsequent or other event of Default or impair any consequence of such subsequent or other event of Default.  The rights and remedies of the Lender shall be cumulative and the exercise or enforcement of any one right or remedy shall neither be a condition to nor bar the exercise and enforcement of any other;

12.4.
Performance by Lender.  In the event Borrower fails to cure any Default in the time provided by the Lender, the Lender will at any time thereafter have the right (but not the obligation) to pay any claim or lien (whether prior or subordinate to liens held by the Lender) affecting the Collateral and to take possession of the Collateral in such manner as the Lender determines.  Each Borrower hereby authorizes the Lender to increase the indebtedness owing by Borrower to the Lender by the cost of satisfying claims against the Collateral and the cost of repossession of the Collateral and agree that the Restructure Documents will evidence and secure payment of such costs whether or not the total funds advanced exceed the face amount of the Restructure Documents;

12.5.
Cumulative Remedies.  No failure on the part of the Lender to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by the Lender of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not alternative; and

12.6.
Setoff.  Regardless of the adequacy of any other Collateral held by the Lender, any deposits or other sums credited by or due from the Lender to any Borrower will at all times constitute collateral security for all of the indebtedness of Borrower and may be set off against any and all liabilities, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of Borrower to the Lender.  The rights granted by this paragraph will be in addition to the rights of the Lender under any statutory lien.

13.           MISCELLANEOUS.  It is further agreed as follows:

13.1.	Recitals. The recitals are hereby acknowledged by the parties to be true and correct and are adopted and incorporated herein as material terms of this Agreement.

13.2.
Hold Harmless.  Each party hereby agrees to indemnify and hold any other party to this Agreement harmless from all liability, loss, damage or expense, including reasonable attorney’s fees, whether incurred under retainer, salary or otherwise, that such party may incur in good faith in compliance with or the enforcement of the terms of this Agreement or any of the Restructure Documents.

13.3.
Supersession.  It is agreed and understood between Borrower and the Lender that:  (a) except to the extent the Prior Loan Documents are amended hereby, at and after the Closing, the Prior Loans will remain in full force and effect; and (b) the execution of this Agreement will not discharge, interrupt, impair, abate or otherwise modify the priority or the validity of any lien or security interest securing payment of the indebtedness evidenced by the Prior Loan Documents.

13.4.
Notices.  All notices, requests and demands will be served by first class or express mail, postage prepaid, or sent by telex, telegram, telecopy or other similar form of rapid transmission confirmed by mailing written confirmation at substantially the same time as such rapid transmission, as follows:

Borrower-
Grok Software, Inc.
Future Now Group, Inc.
Future Now, Inc.
Intellectual Property Licensing Group, Inc.

Elemental Business, Inc.
Future Now Consulting, Inc.
80 Mountain Laurel Road
Fairfield, CT 06824
Attn: William Schloth
Fax:	(203) 659-1690

With a copy to-

TheLender -	Professional Offshore Opportunity Fund, Ltd
1400 Old Country Road, Suite 206
Westbury, NY 11590
Attn:  Howard Berger
Fax: (516) 228-8083

With a copy to -	Marc A. Indeglia
Indeglia & Carney, P.C.
1900 Main Street, Suite 300
Irvine, CA 92614
Fax:  (949) 861-3324

or at such other address as any party designates for such purpose in a written notice to the other parties.  Notices will be deemed to have been given on the date notice is sent by rapid transmission or three business days after notice is placed in the mail, properly addressed, postage prepaid.

13.5.
Construction.  Nothing contained in this Agreement will be construed to constitute the Lender as a joint venturer with any Borrower or to constitute a partnership.  The descriptive headings of the paragraphs of this Agreement are for convenience only and are not to be used in the construction of the content of this Agreement.  This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.

13.6.
Venue.  This Agreement and the documents issued hereunder are executed and delivered as an incident to a lending transaction negotiated and to be performed in New York, New York.  The Restructure Documents are intended to constitute a contract made under the laws of the State of New York and to be construed in accordance with the internal laws of said state.  Borrower and Lender hereby waive all objections and consent to the jurisdiction and venue of any state or federal court sitting in New York, New York.

13.7.
Severability.  In case any one or more of the provisions contained in the Restructure Documents should be invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of such provision or provisions will not in any way be affected or impaired thereby in any other jurisdiction; and the validity, legality and enforceability of the remaining provisions contained herein and therein will not in any way be affected or impaired thereby.

13.8.
No Oral Modification.  This Agreement may not be amended, altered, modified or changed verbally, but only by an agreement in writing signed by the party against whom enforcement of any amendment, waiver, change, modification or discharge is sought.

13.9.
Extension of Loan Term.  It is understood that the Lender is under no obligation to extend the term of this Agreement beyond the maturity of any of the notes and that any such extension will be made at the Lender’s sole discretion.  Any such extension will be evidenced by the acceptance by the Lender of a promissory note renewing and extending the time of payment of any of the notes on terms acceptable to the Lender.

13.10.
Exclusive Benefit.  All provisions of the Restructure Documents are for the sole and exclusive benefit of the Lender, and Borrower and no other person will have standing to require satisfaction of the provisions thereof or be entitled to assume that advances thereunder will not be made by the Lender in the absence of strict compliance with the provisions of the Restructure Documents.  Any and all provisions of the Restructure Documents may be waived by the Lender in whole or in part at any time if, in the sole discretion of the Lender, it is advisable to do so.

13.11.	Binding Effect. This Agreement will be binding on each Borrower and their successors and permitted assigns and will inure to the benefit of the Lender and the Lender’s successors and assigns.

13.12.
Counterparts.  This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement.  The parties to this Agreement may rely upon original, fax, digital or scanned signatures in the execution of this Agreement.

IN WITNESS WHEREOF, GROK, FUTR, FNI, IPLG, EBI, FNC  and the Lender have duly executed this Agreement effective the date first above written.

BORROWER:

GROK SOFTWARE, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

FUTURE NOW GROUP, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

FUTURE NOW, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

INTELLECTUAL PROPERTY LICENSING GROUP, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

ELEMENTAL BUSINESS, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

FUTURE NOW CONSULTING, INC.

By: _____________________________
Name: ___________________________
Title: ____________________________

LENDER: PROFESSIONAL OFFSHORE OPPORTUNITY FUND, LTD By: _____________________________ Name: ___________________________ Title: ____________________________